                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                Amendment No. 2*


                    Under the Securities Exchange Act of 1934

                             WILLIAMS CONTROLS, INC.
              -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    969465103
              -----------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2004
              -----------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [x] Rule 13d-1(b)

        [x] Rule 13d-1(c)

        [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 969465103



   1.    NAME OF REPORTING PERSON(S)
              Eubel Brady & Suttman Asset Management, Inc.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
-------------------------------------------------------------------------------
   3.    SEC USE ONLY
-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              0
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                            506,502 common
                                    1,666,667 Series A conv. preferred
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               0
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                                      506,502 common
                                    1,666,667 Series A conv. preferred
-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                506,502 common
              1,666,667 Series A conv. preferred
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                 4.50%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*
              IA, CO

CUSIP No. 969465103

   1.    NAME OF REPORTING PERSON(S)
              Ronald L. Eubel

-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY
-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
              United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              0
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                            506,502 common
                                    2,121,212 Series A conv. preferred
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               0
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                                      506,502 common
                                    2,121,212 Series A conv. preferred
-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                506,502 common
              2,121,212 Series A conv. preferred
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              5.39%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*
              IN

CUSIP No. 969465103

   1.    NAME OF REPORTING PERSON(S)
              Mark E. Brady
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
-------------------------------------------------------------------------------
   3.    SEC USE ONLY
-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
              United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES                   0
  BENEFICIALLY    -------------------------------------------------------------

    OWNED BY      6.   SHARED VOTING POWER
      EACH                            506,502 common
                                    2,121,212 Series A conv. preferred
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH                             0
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                                      506,502 common
                                    2,121,212 Series A conv. preferred
-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                506,502 common
              2,121,212 Series A conv. preferred
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              5.39%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*
              IN

CUSIP No. 969465103

   1.    NAME OF REPORTING PERSON(S)
              Robert J. Suttman
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
-------------------------------------------------------------------------------
   3.    SEC USE ONLY
-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
              United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES                             7,330 common
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                            506,502 common
                                    2,121,212 Series A conv. preferred
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH                              7,330 common
                  -------------------------------------------------------------

   8.       SHARED DISPOSITIVE POWER
                506,502 common
               2,121,212 Series A conv. preferred
-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                513,832 common
              2,121,212 Series A conv. preferred
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              5.41%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*
              IN

CUSIP No. 969465103

   1.    NAME OF REPORTING PERSON(S)
              William E. Hazel
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
-------------------------------------------------------------------------------
   3.    SEC USE ONLY
-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
              United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              0
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                            506,502 common
                                    2,121,212 Series A conv. preferred
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               0
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                                      506,502 common
                                    2,121,212 Series A conv. preferred
-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    506,502 common
                  2,121,212 Series A conv. preferred

-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              5.39%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*
              IN

CUSIP No. 969465103

   1.    NAME OF REPORTING PERSON(S)
              Bernard J. Holtgreive
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
-------------------------------------------------------------------------------
   3.    SEC USE ONLY
-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION
              United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              0
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                            506,502 common
                                    2,121,212 Series A conv. preferred
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               0
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                                      506,502 common
                                    2,121,212 Series A conv. preferred
-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                506,502 common
              2,121,212 Series A conv. preferred
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              5.39%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*
              IN

Item 1.           (a)      Name of Issuer:
                                    Williams Controls, Inc.

                           -----------------------------------------------------
                  (b)      Address of Issuer's Principal Executive Offices:

                                    14100 SW 72nd Avenue
                                    Portland, OR  97224
                           -----------------------------------------------------
Item 2.           (a)      Name of Person Filing:
                                    Eubel Brady & Suttman Asset Management, Inc.
                                      ("EBS")
                                    Ronald L. Eubel*
                                    Mark E. Brady*
                                    Robert J. Suttman*
                                    William E. Hazel*
                                    Bernard J. Holtgreive*


                                    *These individuals may, as a result of their
                           ownership in and positions with EBS and other affiliated entities, be deemed to be indirect beneficial owners of the equity securities held by EBS and one affiliated entity, EBS Partners, LP. The filing of this statement shall not be deemed an admission by Ronald L. Eubel, Mark E. Brady, Robert
                           J. Suttman, William E. Hazel or Bernard J. Holtgreive that any of them beneficially own the securities for which they report shared dispositive power and shared voting power, regardless of whether they are acting in concert or acting severally.

                  -------------------------------------------------------------
                  (b)      Address of Principal Business Office, or if None,
                           Residence: 7777 Washington Village Drive Suite
                           210 Dayton, OH 45459

                  -------------------------------------------------------------
                  (c)      Citizenship:

                                    Eubel Brady & Suttman Asset Management, Inc.
                                        - Delaware corporation
                                    Ronald L. Eubel, Mark E. Brady, Robert J.
                                    Suttman, William E. Hazel and Bernard J.
                                        Holtgreive - United States citizens
                  -------------------------------------------------------------
                  (d)      Title of Class of Securities:
                                    Common Stock
                  -------------------------------------------------------------
                  (e)      CUSIP Number:
                                    969465103
                  -------------------------------------------------------------

Item 3.

(e)      (x)      Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940
If this statement is filed pursuant to Rule 13d-1(c), check this box (x)

Item 4.           Ownership.

         (a) Amount Beneficially Owned


                  Eubel Brady & Suttman Asset Management, Inc., 506,502 common shares and 1,666,667 Series A convertible preferred shares.

                  Messrs. Eubel, Brady, Suttman, Hazel and Holtgreive may, as a result of their ownership in and positions with EBS and other affiliated entities, be deemed to be indirect beneficial owners of the 506,502 common shares and 2,121,212 Series A convertible preferred shares held by EBS and one affiliated entity, EBS Partners, LP. Mr. Suttman is the beneficial owner of an additional 7,330 common shares.



         (b) Percent of Class


                  Eubel Brady & Suttman Asset Management, Inc.  4.50%
                  Robert J. Suttman                             5.41%
                  Messrs. Eubel, Brady, Hazel and Holtgreive    5.39%


         (c) Number of Shares as to which the Person has:


                  (i)      Sole power to vote or direct the vote
                               7,330 common (Mr. Suttman only)

                  (ii)     Shared power to vote or direct the vote
                             506,502 common
                           2,121,212 Series A conv. preferred (Messrs. Eubel, Brady, Suttman, Hazel and Holtgreive)

                             506,502 common
                           1,666,667 Series A conv. preferred (EBS)

                  (iii)    Sole power to dispose or to direct the disposition of
                               7,330 common (Mr. Suttman only)

                  (iv) Shared power to dispose or to direct the disposition of
                             506,502 common
                           2,121,212 Series A conv. preferred (Messrs. Eubel, Brady, Suttman, Hazel and Holtgreive)

                             506,502 common
                           1,666,667 Series A conv. preferred (EBS)


Item 5.           Ownership of Five Percent or Less of a Class.


                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (x) (EBS only).


Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person.

                  Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                  Inapplicable

Item 8.           Identification and Classification of Members of the Group.

                  Inapplicable

Item 9.           Notice of Dissolution of Group.

                  Inapplicable

Item 10.          Certification.

         With respect to Eubel Brady & Suttman Asset Management, Inc.:

         Certification for Rule 13d-1(b): By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         With respect to Ronald L. Eubel, Mark E. Brady, Robert J. Suttman, William E. Hazel and Bernard J. Holtgreive:

         Certification for Rule 13d-1(c): By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

         With respect to all reporting persons: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 10, 2005


            EUBEL BRADY & SUTTMAN ASSET MANAGEMENT, INC.
Signature:  /s/ RONALD L. EUBEL
            -----------------------------------------------------------------
            By:  Ronald L. Eubel
            Title: Chief Investment Officer

Signature:  /s/ RONALD L. EUBEL
            -----------------------------------------------------------------
Name/Title  Ronald L. Eubel

Signature:  /s/ MARK E. BRADY

            -----------------------------------------------------------------
Name/Title  Mark E. Brady

Signature:  /s/ ROBERT J. SUTTMAN
            -----------------------------------------------------------------
Name/Title  Robert J. Suttman

Signature:  /s/ WILLIAM E. HAZEL
            -----------------------------------------------------------------
Name/Title  William E. Hazel

Signature:  /s/ BERNARD J. HOLTGREIVE
            -----------------------------------------------------------------
Name/Title  Bernard J. Holtgreive

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                    AGREEMENT


         The undersigned agree that this Schedule 13G dated January 10, 2005 relating to the Common Stock of Williams Controls, Inc. shall be filed on behalf of the undersigned.


                                    /s/  EUBEL BRADY & SUTTMAN ASSET
                                             MANAGEMENT, INC.
                                             By:  /s/ RONALD L. EUBEL
                                                      -----------------
                                             By:  Ronald L. Eubel
                                             Title:  Chief Investment Officer

                                             /s/  RONALD L. EUBEL
                                                  ------------------------------
                                                  Ronald L. Eubel

                                             /s/  MARK E. BRADY
                                                  ------------------------------
                                                  Mark E. Brady

                                             /s/  ROBERT J. SUTTMAN
                                                  ------------------------------
                                                  Robert J. Suttman

                                             /s/  WILLIAM E. HAZEL
                                                  ------------------------------
                                                  William E. Hazel

                                             /s/  BERNARD J. HOLTGREIVE
                                                  ------------------------------
                                                  Bernard J. Holtgreive